Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES REFINANCES SENIOR SECURED CREDIT FACILITY

NEW ORLEANS, LA June 3, 2009 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that it has refinanced its existing credit facility with a new $95.0 million senior secured three-year revolving credit facility. Prior to the transaction, the Company’s credit facility was undrawn and scheduled to mature in November 2009. The credit facility also includes an increase option whereby the Company can request an increase in commitments of up to $30.0 million.
Thomas Crawford, President and Chief Executive Officer commented, “We are pleased with the new credit facility and with the stronger than anticipated response from lenders. With the flexible terms and conditions and borrowing availability in this new agreement, combined with $71.8 million cash on hand as of our most recent quarter ended April 30, 2009, we believe we are well positioned to execute our long-term strategic objectives.”
Additional information regarding the refinancing is contained in the Company’s Form 8-K dated June 2, 2009, which will be filed with the Securities and Exchange Commission (SEC).
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 219 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.